Exhibit 99.2
Ratings
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Bowne & Co. ‘BB-’ Rating Placed On Watch Neg Re: Deteriorating Operation Trends

Primary Credit Analyst:
Michael Listner, New York (1) 212-438-2788;
michael_listner@standardandpoors.com
Secondary Credit Analyst:
Ariel Silverberg, New York (1) 212-438-1807;	Publication date: 12-Nov-08, 14:04:17 EST
ariel_silverberg@standardandpoors.com	Reprinted from RatingsDirect
• Current Ratings
NEW YORK (Standard & Poor’s) Nov. 12, 2008—Standard & Poor’s Ratings Services today said that it placed its ‘BB-’ rating for Bowne & Co. Inc. on CreditWatch with negative implications.
     “The rating action follows the company’s recently reported financial results for third-quarter 2008 and reflects our concern that given the current pace of EBITDA declines, mostly due to significantly lower transactional financial print revenue, we believe that Bowne could face a deteriorating EBITDA cushion relative to its required 3x total leverage covenant in its senior credit facility,” said Standard & Poor’s credit analyst Michael Listner.
     Although our expectations for operating performance factored in the highly cyclical nature of revenue and profitability from capital markets activities, current operating trends necessitate a reassessment of the company’s cost structure and operating strategies.
     “In resolving the CreditWatch listing, we will consider expected cash usage over the intermediate term, compared with available liquidity sources, management’s restructuring actions, progress in integrating recent acquisitions as well as synergies from these business lines, and near-to-intermediate term operating expectations in acquired businesses and non-transactional segments,” he continued.
     Standard & Poor’s expects to resolve the CreditWatch listing in the next 30 days.
     Complete ratings information is available to subscribers of RatingsDirect, the real-time Web-based source for Standard & Poor’s credit ratings, research, and risk analysis, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; select your preferred country or region, then Ratings in the left navigation bar, followed by Credit Ratings Search.
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